Exhibit 99.1

InnovAge Appoints Patrick Blair as President

DENVER, November 12, 2021 — InnovAge Holding Corp. (the “Company” or “InnovAge”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail dual-eligible seniors, announced today that its board of directors has appointed Patrick Blair as President effective Dec.1, 2021.

Blair’s initial responsibilities will be to run InnovAge’s operations and execute on its near-term growth plans, including expansion into three new sites in fiscal year 2023. Blair brings a wealth of experience to this role, having held senior positions at leading health plans and the nation’s largest non-profit home health care provider.

InnovAge Board Chair and Apax Partner Andrew Cavanna said, “We are proud to have such a high calibre and experienced executive joining InnovAge as President. We believe Patrick Blair’s experience scaling businesses within both large payors and providers will be invaluable to InnovAge.”

“Patrick’s deep operational experience in managing both provider and payor businesses of national scale will be a tremendous asset for InnovAge,” said InnovAge CEO Maureen Hewitt. “I am delighted he is joining the Company and believe his addition will bolster the capabilities of our team during a period of rapid growth.”

Blair has extensive experience operating and driving profitable growth in highly regulated, government-sponsored healthcare markets. He also has a deep passion for working with teams of inspiring and compassionate caregivers who are committed to the vision of ensuring all seniors can live safely in their homes and communities with comfort, independence, and dignity.

“I’m excited to partner with the senior management team as well as the thousands of front-line staff at InnovAge who work tirelessly every day to serve seniors,” said Blair. “I am a believer in InnovAge’s disruptive care delivery model and our shared goal of giving more frail seniors the opportunity to age independently in their homes and communities.”

Blair joins InnovAge from BAYADA Home Health Care where he was group president responsible for overall quality and financial performance of the Home Health, Hospice and Personal Care businesses. Before his time at BAYADA, he served as Senior Vice President for commercial business segments at Anthem. In that role, Blair led the individual, small group and large group business segments where he was responsible for driving profitable growth. During his tenure, he also served as Chief Marketing Officer. Prior to Anthem, Blair held a number of leadership roles at Amerigroup, including Chief Marketing and Business Development Officer and CEO of Specialty Products. In this capacity, he led Amerigroup’s national Medicare and Medicaid expansion strategies and execution with increasing focus on populations with complex needs.

Blair started his career at Ernst & Young and Deloitte Consulting, serving the nation’s leading provider and payer healthcare organizations.

Tom Scully, InnovAge Director, Partner at Welsh, Carson, Anderson & Stowe and former CMS Administrator, said, “Patrick is a perfect match for InnovAge. He is a seasoned operator that will help take us to the next level as InnovAge, and PACE, grow and mature.”

“Patrick understands the sensitivities and complexities inherent in serving PACE’s frail senior population,” added Marilyn Tavenner, also a member of the InnovAge Board and former CMS Administrator. “He also understands the important regulatory relationships that come with working so closely with Medicare and Medicaid.”

-ENDS-

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors. Our mission is to enable seniors to age independently in their own homes for as long as possible. Our patient-centered care model meaningfully improves the quality of care our participants receive, while reducing over utilization of high-cost care settings. InnovAge is at the forefront of value based senior healthcare and directly contracts with government payors, such as Medicare and Medicaid, to manage the totality of a participant’s medical care. InnovAge believes its healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of Sept. 30, 2021, InnovAge serves approximately 6,990 participants across 18 centers in five states. https://www.innovage.com/.

Media Contact:
Mark Corbae
Mark.Corbae@westwicke.com

Investor Contact:
Ryan Kubota

RKubota@myinnovage.com